As filed with the Securities and Exchange Commission on March 26, 2019	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOCUSIGN, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-2183967
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
221 Main St., Suite 1550
San Francisco, California
(415) 489-4940
(Address of principal executive offices) (Zip code)
DocuSign, Inc. 2018 Equity Incentive Plan
DocuSign, Inc. 2018 Employee Stock Purchase Plan
(Full title of the plan)
Daniel D. Springer
Chief Executive Officer
DocuSign, Inc.
221 Main St., Suite 1550
San Francisco, California 94105
(415) 489-4940
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen David Peinsipp Carlton Fleming David R. Ambler COOLEY LLP 3175 Hanover Street Palo Alto, California 94304	Yanira Wong, Esq. Apple Palarca, Esq. DocuSign, Inc. 221 Main St., Suite 1550 San Francisco, California 94105 (415) 489-4940

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☐	Smaller reporting company
☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
-2018 Equity Incentive Plan	8,570,278 (2)(3)	$52.955(4)	$453,839,071.49	$55,005.30
-2018 Employee Stock Purchase Plan	1,693,030 (5)	$52.955(6)	$89,654,403.65	$10,866.11
Total	10,263,308		$543,493,475.14	$65,871.41

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 (the “Common Stock”), that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) or 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on February 1, 2019 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on January 31st or (ii) a lesser number of shares as determined by the Registrant’s board of directors.

(3)
Includes 105,124 shares of our common stock issuable upon the exercise of outstanding stock awards under the Registrant’s Amended and Restated 2011 Equity Incentive Plan that were canceled and that were required to be added to the 2018 Plan’s available reserve.

(4)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $52.955 per share, which is the average of the high and low prices of Common Stock on March 25, 2019, as reported on the NASDAQ Global Select Market.

(5)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on February 1, 2019 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on February 1st of each year in an amount equal to the lesser of (i) 1% of the total number of shares of the Registrant’s common stock outstanding on January 31st, (ii) 3,800,000 shares, or (iii) a lower number determined by the Registrant’s board of directors.

(6)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $52.955 per share, which is the average of the high and low prices of Common Stock on March 25, 2019, as reported on the NASDAQ Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least eighty-five (85%) of the lower of the fair market value of a share of Common Stock on the first day of trading of the offering period or on the exercise date.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by DocuSign, Inc. (the “Registrant”) to register 8,570,278 additional shares of Common Stock, par value $0.0001 per share, reserved for issuance under the 2018 Plan and 1,693,030 additional shares of Common Stock, par value $0.0001 per share, reserved for issuance under the 2018 ESPP.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2018 (File No. 333-224577) are hereby incorporated by reference in this Registration Statement to the extent not replaced hereby.
The following documents filed the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (the “Annual Report”), filed with the Commission on March 26, 2019 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (a) above.
(c) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on April 24, 2018 (File No. 001-38465) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
5.1*	Opinion of Cooley LLP
10.1	Form of common stock certificate of the Registrant	S-1	333-223990	4.1	April 17, 2018
10.2	2018 Equity Incentive Plan	S-8	333-224577	10.6	May 1, 2018
10.3	Form of Option Agreement and Exercise Notice under 2018 Equity Incentive Plan	S-1	333-223990	10.6	March 28, 2018
10.4	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under 2018 Equity Incentive Plan	S-1	333-223990	10.7	March 28, 2018
10.5	2018 Employee Stock Purchase Plan	S-8	333-224577	10.9	May 1, 2018
23.1*	Consent PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (reference is made to the signature page hereto)

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 26, 2018.

DOCUSIGN, INC.

By:	/s/ Daniel D. Springer
Daniel D. Springer
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel D. Springer and Michael J. Sheridan, Yanira Wong, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel D. Springer	President and Director	March 26, 2019
Daniel D. Springer	(Principal Executive Officer)

/s/ Michael J. Sheridan	Chief Financial Officer (Principal	March 26, 2019
Michael J. Sheridan	Financial Officer and Principal Accounting Officer)

/s/ Cynthia Gaylor	Director	March 26, 2019
Cynthia Gaylor

/s/ John M. Hinshaw	Director	March 26, 2019
John M. Hinshaw

/s/ Blake J. Irving	Director	March 26, 2019
Blake J. Irving

/s/ Louis J. Lavigne, Jr.	Director	March 26, 2019
Louis J. Lavigne, Jr.

/s/ Mary G. Meeker	Director	March 26, 2019
Mary G. Meeker

/s/ Enrique T. Salem	Director	March 26, 2019
Enrique T. Salem

/s/ S. Steven Singh	Director	March 26, 2019
S. Steven Singh

/s/ Peter Solvik	Director	March 26, 2019
Peter Solvik

/s/ Inhi Cho Suh	Director	March 26, 2019
Inhi Cho Suh

/s/ Mary Agnes Wilderotter	Director	March 26, 2019
Mary Agnes Wilderotter